Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-137904, 333-135273, 333-121507, 333-112557, 333-71912, 333-59306, 333-55968, 333-45980, 333-45042, 333-37884, 333-96163 and 333-88159) and on Form S-3 (Nos. 333-135323 and 333-45434) of Red Hat, Inc. of our report dated April 30, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

April 30, 2007